As filed with the Securities and Exchange Commission on April 8, 1997
                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           FIRST COLONIAL GROUP, INC.
             (Exact name of Registrant as specified in its charter)

          Pennsylvania                                      23-2228154
----------------------------------                    ----------------------
 (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                      identification number)


               76 South Main Street, Nazareth, Pennsylvania 18064
               (Address of Principal Executive Offices) (Zip Code)

           FIRST COLONIAL GROUP, INC. 1996 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)

                                 S. Eric Beattie
                      President and Chief Executive Officer
                           First Colonial Group, Inc.
                              76 South Main Street
                          Nazareth, Pennsylvania 18064
                                 (610) 746-7300
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                          Copies of Communications To:

                          Frederick D. Lipman, Esquire
                          Blank Rome Comisky & McCauley
                           1200 Four Penn Center Plaza
                        Philadelphia, Pennsylvania 19103
                                 (215) 569-5518


                                             CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                     Proposed             Proposed
                                                                      maximum             maximum             Amount of
         Title of securities                 Amount to be         offering price         aggregate           registration
           to be registered                 registered(1)            per share         offering price            fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$5.00 per share.......................      262,500 shares          $23.875(2)        $6,267,187.50(2)        $1,899.15
=============================================================================================================================

(1) Plus such indeterminable number of shares as may be issued pursuant to certain anti-dilution provisions contained in the Plan.

(2) Pursuant to Rule 457(h), based upon the price at which stock options covered by this Registration Statement may be exercised and, in the case where such price is not known, upon the average of the high and low sale prices of the Common Stock, reported on the National Association of Securities Dealers, Inc. Automated Quotation System-National Market System on April 3, 1997.


================================================================================

PART     I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         The documents containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information.

         The documents containing information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.


PART     II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

         The following documents filed with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in (a) above; and

         (c) The description of the Company's Common Stock which is incorporated by reference in the Company's Registration Statement on Form 8-A under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement but prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended, (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

         Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

         The indemnification provisions of the Company's Bylaws, are set forth in Sections 502 through 507 thereof. Those sections provide that the Company shall, to the fullest extent permitted by applicable law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (whether or not such action, suit or proceeding arises or arose by or in the right of the Company or other entity), by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, general partner, agent or fiduciary of another entity. The indemnification provisions also provide for the payment by the Company of expenses incurred by a person covered by the indemnification provisions in advance of the final disposition of the action or suit in connection with which the expenses are incurred. The Company, however, is only obligated to make such payment if it receives an undertaking that the amount advanced will be repaid if it is ultimately determined that the person receiving the advance is not entitled to be indemnified. The Company has no obligation under the indemnification provision to indemnify or advance expenses (i) if a final unappealable judgment or award establishes that the director or officer engaged in self-dealing, willful misconduct or recklessness, (ii) for expenses or liabilities which have been paid directly to, or for the benefit of, the director or officer under a policy of officers' and directors' liability insurance, (iii) for amounts paid in settlement of any threatened, pending or completed action without the written consent of the Company, and (iv) with respect to expenses or the payment of profits arising from the purchase or sale of securities of the Company in violation of Section 16(b) of the Securities Exchange Act of 1934.

         The indemnification provisions of the Company's Bylaws provide a method of indemnification that is broader than the specific provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL").

         Section 507 of the Company's Bylaws provides that the Company may, to the fullest extent permitted by applicable law, indemnify persons in all situations other than those covered by Article V of the Bylaws.

Item 7.  Exemption from Registration Claimed

         Not Applicable.

Item 8.  Exhibits

         The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.


         Exhibit No.                Description
         -----------                -----------

             5.1                    Opinion of Counsel regarding legality.

            10.1(1)                 1996 Employee Stock Option Plan.

            23.1                    Consent of Grant Thornton LLP.

            23.2                    Consent of Counsel (included as part of Exhibit 5.1).

            24.1                    Power of Attorney (included on p.7)


----------
(1) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (File No.0-11526).


Item 9.  Undertakings

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended:

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

             (2) That for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nazareth, Pennsylvania, on the 2nd day of April, 1997.

                                         FIRST COLONIAL GROUP, INC.

                                         By: /s/ S. Eric Beattie
                                             -------------------

                                                 S. Eric Beattie, President and
                                                 Chief Executive Officer

         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Eric Beattie and Reid L. Heeren, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 2nd day of April, 1997.


                  Name                                                  Title                                        Date
------------------------------------------        -------------------------------------------------         ----------------------

/s/ John J. Schlamp                                 Chairman of the Board and Director                          April 2, 1997
----------------------------------------
John J. Schlamp

/s/ S. Eric Beattie                                 President, Chief Executive Officer                          April 2, 1997
----------------------------------------            (principal executive officer) and
S. Eric Beattie                                     Director


/s/ Robert J. Bergen                                Director                                                    April 2, 1997
----------------------------------------
Robert J. Bergen

/s/ Reid L. Heeren                                  Senior Vice President and Treasurer                         April 2, 1997
----------------------------------------            (principal financial officer and
Reid L. Heeren                                      principal accounting officer)


/s/ Gordon B. Mowrer                                Director                                                    April 2, 1997
----------------------------------------
Gordon B. Mowrer

/s/ Robert C. Nagel                                 Director                                                    April 2, 1997
----------------------------------------
Robert C. Nagel




                                       -6-






/s/ Richard Stevens, III                            Director                                                    April 2, 1997
----------------------------------------
Richard Stevens, III

/s/ Paul A. Lentz                                   Director                                                    April 2, 1997
----------------------------------------
Paul A. Lentz

/s/ Maria Zumas Thulin                              Director                                                    April 2, 1997
----------------------------------------
Maria Zumas Thulin

/s/ Daniel B. Mulholland                            Director                                                    April 2, 1997
----------------------------------------
Daniel B. Mulholland

/s/ Charles J. Peischl, Esquire                     Director                                                    April 2, 1997
----------------------------------------
Charles J. Peischl, Esquire

                                   EXHIBIT 5.1

                          Blank Rome Comisky & McCauley
                                Counselors at Law
                             Four Penn Center Plaza
                      Philadelphia, Pennsylvania 19103-2599
                                  215-569-5500
                                Fax 215-569-5555


                                              DIRECT DIAL NUMBER:
                                              (215) 569-5500

First Colonial Group, Inc.
76 South Main Street
Nazareth, PA 18064

         Re:      First Colonial Group, Inc.
                  Registration Statement on Form S-8
                  ----------------------------------

Gentlemen:

         We have acted as counsel to First Colonial Group, Inc. (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 262,500 shares of common stock, par value $5.00 per share (the "Common Stock"), by the Company pursuant to the 1996 Employee Stock Option Plan (the "Plan"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Restated and Amended Articles of Incorporation and Bylaws, (ii) resolutions adopted by the Board of Directors and shareholders of the Company, (iii) the Registration Statement and (iv) the Plan. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement and the Plan, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plan, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                              Sincerely,


                                              /s/ BLANK ROME COMISKY & McCAULEY

                                  EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated January 17, 1997 accompanying the consolidated financial statements of First Colonial Group, Inc. and Subsidiaries appearing in the 1996 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-KSB for the year ended December 31, 1996 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

                               GRANT THORNTON LLP



Philadelphia, Pennsylvania
April 3, 1997